SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                   FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 9, 1999


                           MILLION DOLLAR SALOON, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                                     Nevada
                 (State or Other Jurisdiction of Incorporation)



       0-27006                                        13-3428657
(Commission File Number)                 (I.R.S. Employer Identification Number)



 6848 Greenville Avenue, Dallas, Texas                                75231
(Address of Principal Executive Offices)                            (Zip Code)


                                 (214) 691-6757
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)






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                  INFORMATION INCLUDED IN REPORT ON FORM 8-KSB


Item 1.  Changes in Control of Registrant.

         On July 9, 1999, W-W Investments, L.L.P., a Texas registered limited liability partnership ("W-W Investments"), acquired in a private transaction 460,001 shares of the common stock of Million Dollar Saloon, Inc. (the "Company") from Bjorn Heyerdahl, a former officer and director of the Company, for $299,000 ($.65 per share) and additionally acquired from Nina J. Furrh, the President, Chief Executive Officer and a director of the Company, 1,823,297 shares of the common stock of the Company for $1,427,637 ($.7829975 per share). The 2,283,298 shares of the Company's common stock acquired from the two shareholders represents approximately 39.8% of the outstanding 5,731,778 shares of the Company's common stock.

         As part of the transaction, Nina J. Furrh, Sharon Furrh and Ronald W. Johnston resigned as directors. Nina J. Furrh also resigned as President and Chief Executive Officer of the Company. Nina Furrh will continue with the Company until August 31, 1999 as a salaried employee to assist management during the transition period. Dewanna Ross will continue to serve as the Company's Chief Operating Officer and Ronald Johnston will continue as the Chief Financial Officer of the Company.

         With the acquisition of the 2,283,298 shares of the Company's common stock, W-W Investments and its affiliates own 3,351,574 shares or approximately 58.5% of the Company's issued and outstanding shares of common stock.

         W-W Investments is an investment partnership in which the Estate of Edward Weaver and Steven Wheeler are partners. Linda Weaver is the independent executrix of the Estate of Edward Weaver. In addition to the shares acquired by W-W Investments, Linda Weaver owns 500,000 shares of the common stock and has an option from the Company to purchase an additional 400,000 shares of common stock for $440,000 or $1.10 per share. As a result of the acquisition of the shares by W-W Investment, Linda Weaver owns beneficially, directly or indirectly, 3,473,898 shares of common stock which includes the 2,283,298 shares owned by W-W Investments, 500,000 shares owned by Linda Weaver, 290,600 shares owned by Diamond Production of Oklahoma, L.P., and 400,000 shares which may be acquired by Linda Weaver pursuant to the option granted to her by the Company in March 1998.

         As a result of the acquisition of the additional shares by W-W Investments, Steven Wheeler beneficially owns, directly or indirectly, 2,851,574 shares of the Company's common stock which includes the 2,283,298 shares acquired by W-W Investments, 218,000 shares owned by Steven Wheeler, 290,600 shares owned by Diamond Production of Oklahoma, L.P. and 59,676 shares owned by Diamond Production Company L.L.C., which is owned by The Wheeler Trust '89. Linda Weaver is a limited partner of Diamond Production of Oklahoma, L.P. and Diamond Production Company L.L.C. is the General Partner.

         Neither W-W Investments nor any of its partners borrowed from any third party the funds necessary to make the purchase of the shares from the two shareholders nor has W-W Investment nor any of its partners pledged to a third party any of the shares of the Company's common stock owned by them to obtain any funds for this transaction.


                                       -2-

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         W-W  Investments  has the right to elect up to three  directors to fill the vacancies created by the resignations of Nina J. Furrh, Sharon Furrh and Ronald Johnston. On July 9, 1999, Michael R. Garrett was elected to the Board of Directors to fill one of the vacancies created by the director resignations. It is anticipated that within the next 30 days, W-W Investments will submit two additional nominees to be elected to the Board of Directors of the Company.

         Michael R. Garrett, 41, is currently the Director of Acquisitions for Diamond Production of Oklahoma, L.P., where he has been involved in the daily operations of the partnership and its predecessor and affiliates since 1985. Diamond Production of Oklahoma, L.P. is an investment partnership with diverse holdings throughout the United States. As Director of Acquisitions for Diamond Production of Oklahoma, L.P., Mr. Garrett is responsible for locating and evaluating undervalued real estate and oil and gas opportunities in the Southwest region of the United States. Mr. Garrett also oversees the purchase, assimilation and management of the partnership's acquisitions. Recently, Mr. Garrett coordinated the organization and capitalization of an Oklahoma financial services company focusing primarily on credit card lending transactions. Mr. Garrett's knowledge of the credit card industry, coupled with his considerable experience in evaluating business opportunities, should benefit the Company and its management.

         During the transition period, Dewanna Ross, Chief Operating Officer, and Ronald Johnston, Chief Financial Officer, will continue to manage the day-to-day operations of the Company. The Board of Directors has begun a search for a new Chief Executive Officer with acquisition and restaurant/entertainment management experience.

         On July 9, 1999, Dewanna Ross, the Company's Chief Operating Officer, Vice President of Operations, Secretary, Treasurer and a director, entered into an Employment Agreement with the Company for a term of two years which provides for a salary of $1,400 per week during the first year of employment and $1,500 per week during the second year of the Agreement.


Item 6.  Resignation of Registrant's Directors.

         As stated in Item 1. above, as a result of the W-W Investments transaction, Nina J. Furrh, Sharon Furrh and Ronald Johnston resigned as directors of the Company on July 9, 1999. Michael R. Garrett was elected on July 9, 1999 to fill one of the created vacancies. W-W Investments has the right to submit two additional nominees for election to the Board of Directors to fill the created vacancies. The resignation of the directors was a negotiated condition for the W-W Investment transaction and was not the result of a disagreement with the Company on any matter relating to the Company's operations, policies or practices.





                                       -3-

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          MILLION DOLLAR SALOON, INC.


                              By:         /s/ Dewanna Ross
                                          --------------------------------------
                                          Dewanna Ross, Vice President and Chief
                                                      Operating Officer
Date:  July 19, 1999